Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

EPIC - Q2 2008 Epicor Software Earnings Conference Call

Event Date/Time: Jul. 24. 2008 / 5:00PM ET

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Jul. 24. 2008 / 5:00PM ET, EPIC - Q2 2008 Epicor Software Earnings Conference Call

CORPORATE PARTICIPANTS

Damon Wright

Epicor - IR

Tom Kelly

Epicor - President and CEO

Russ Clark

Epicor - SVP Finance and Principal Accounting Officer

CONFERENCE CALL PARTICIPANTS

Mark Murphy

Piper Jaffray - Analyst

Richard Davis

Needham & Company - Analyst

Horatio Zambrano

Jefferies & Company - Analyst

Steve Koenig

KeyBanc Capital Markets - Analyst

Abhey Lamba

UBS Investment Bank - Analyst

David Cohen

Midwood Capital - Analyst

Richard Baldry

Canaccord Adams - Analyst

PRESENTATION

Operator

Good day, and welcome to the Epicor second quarter 2008 earnings results conference call. As a reminder, today’s conference is being recorded. At this time, I’d like to turn the conference over to Mr. Damon Wright, head of Investor Relations. Please go ahead, sir.

Damon Wright - Epicor - IR

Thank you, Sarah, and good afternoon to everyone on the call. We appreciate you joining us today to discuss our 2008 second quarter financial results. Our press release issued this afternoon detailing these results may be accessed on our website at www.epicor.com under the Investors section.

Joining us on today’s call are Tom Kelly, Epicor’s President and CEO, and Russ Clark, Epicor’s Senior Vice President of Finance and our Principal Accounting Officer. Tom will begin the call with a few comments followed by Russ, who will discuss certain financial results in more detail.

Before we begin, I would appreciate your patience as I review our Safe Harbor statement. The discussions on today’s call will include forward-looking statements. These forward-looking statements include statements regarding the Company’s expected revenue, earnings, and other financial results, as well as expected new product releases and other statements that are not historical facts. Actual results may differ materially from those expressed or implied in the forward-looking statements. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in our forward-looking statements, please see our annual report on Form 10-K for the period ended December 31, 2007 and our Form 10-Q for the period ended March 31, 2008.

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Jul. 24. 2008 / 5:00PM ET, EPIC - Q2 2008 Epicor Software Earnings Conference Call

Today’s comments will also include a discussion of certain non-GAAP financial measures such as adjusted EBITDA, free cash flow, and non-GAAP revenue and non-GAAP earnings, which exclude amortization of prior intangible assets, stock-based compensation expense, restructuring, and other charges. The most directly comparable GAAP financial measures and information reconciling the Company’s non-GAAP and GAAP results are included in our earnings release in the Form 8-K to be filed with the SEC.

With that, I would now like to turn the call over to Tom. Tom?

Tom Kelly - Epicor - President and CEO

Thank you, Damon. I’m pleased to report that our second quarter financial results delivered on a majority of the goals that we set forth in our last call with strong sequential improvements across all our key financial metrics. Our results this quarter support our belief that the issues impacting Q1 were isolated events rather than systemic conditions and we believe these results show the underlying strength of the core fundamentals of Epicor’s business, namely, 20,000 customers. Our install base of customers once again drove record recurring maintenance revenue streams for the quarter and helped us to continue to generate significant cash flows of more than $35 million from operations and approximately $13 million in free cash flow.

Our global footprint, which led to a good mix of international and Americas revenues, was instrumental in helping us win sizable deals with multi-national companies. Our direct model which enables us to offer a lower total cost of ownership and contributed to strong consulting revenues and consulting margins exceeding 20%, and our vertical focus which is narrow enough that we can provide category killer solutions, yet diverse enough addressing multiple subsets of five distinct industries to provide Epicor with a wealth of opportunities to pursue.

I plan to provide commentary on our Q2 execution and what we are seeing in our markets, as well as the steps we’ve taken and are taking to ensure we respond rapidly to the opportunities and market conditions. Before I do that, I want to ask Russ Clark, our Senior VP Finance and Principal Accounting Officer, to highlight some of the financial metrics from the quarter. Russ?

Russ Clark - Epicor - SVP Finance and Principal Accounting Officer

Thank you very much, Tom. I will provide some color around a few specific areas of our second quarter results, but please refer to the press release and tables for the remainder of the information. GAAP revenue for Q2 was $128 million and non-GAAP revenue was $130.6 million, the difference being the impact of NSB purchase accounting, deferred revenue haircuts of $2.5 million in maintenance and $150,000 in consulting. So, you’ll see the breakout of our Q2 revenue by segment in the statement of operations and Tom will be spending time addressing our revenues in more detail.

Turning to gross margin detail, as expected and similar to last quarter, maintenance margins of 74.2% were down year-over-year due to the addition of a larger mix of retail maintenance revenues, which have a relatively lower gross margin than the rest of our business. We anticipate maintenance gross margins will range between 74% to 75% for the balance of the year. As expected, consulting gross margins recovered from Q1, exceeding 20%. The strong margins were primarily the result of our focus on increasing utilization rates. We believe this margin improvement is sustainable and we expect to slowly build upon it for the remainder of the year.

Hardware margins rebounded from Q1 to 9.5% in Q2, which we believe should be a steady state rate for the balance of the year. License gross margins were 76.3%, decreasing year-over-year due to less contribution from retail and a higher mix of third-party software sales. We except license gross margins return to more historical levels of 77% to 79% during the balance of the year.

Total non-GAAP gross margin excluding amortization was 51%, down year-over-year due to revenue mix, which had a lower percentage of retail license revenues than anticipated, as well as a significantly higher percentage of low margin hardware revenues versus the year ago quarter. We expect total gross margin to increase by at least a couple percentage points during the final six months of 2008.

Q2 GAAP net income was $1.3 million, or $0.02 per diluted share. Non-GAAP net income was $9.9 million, or $0.17 per diluted share. Non-GAAP net income improved significantly over Q1, but fell short of our guidance range due primarily to the lower than expected retail license revenues.

Adjusted EBITDA margins of 15% were off 70 basis points from the same period last year, also due primarily to the mix of revenues. We expect to experience improvement in our adjusted EBITDA margins each quarter for the remainder of 2008.

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Jul. 24. 2008 / 5:00PM ET, EPIC - Q2 2008 Epicor Software Earnings Conference Call

Moving on, we continue to focus on managing operating expenses, and each line item other than R&D came in lower as a percentage of revenue than Q2 last year. R&D was up as expected as we near the release of Epicor 9, and we will be increasing our investment to help ensure a successful launch. Total operating expense was down just under three percentage points to 37.7% of non-GAAP revenue, compared to 40.5% of revenue in the year earlier period.

Moving on to additional quarterly metrics, our mix of Americas and international software license revenues for the quarter was split approximately 69% Americas and 31% international, which is about the mix we expect during the balance of the year. 2008 second quarter total revenue and costs were almost equally impacted by foreign currency fluctuations. We had very strong collections during the quarter of approximately $150 million, which drove excellent cash flow from operations of more than $35 million. Free cash flow was also strong for the quarter, up sequentially over Q1 by approximately $10 million coming in at $13 million.

As of June 30, 2008, the balance sheet included $132.4 million in cash, cash equivalents and short-term investments. Our total debt balance at the end of the quarter was $387.5 million, consisting primarily of the $230 million of 2.375% convertible bonds and $157 million in LIBOR-based term loan and revolving line of credit under our credit facility. Subsequent to quarter-end we made a discretionary principal payment of $5 million on the credit facility.

We did experience a technical breach by a few hundred thousand dollars of a covenant in the credit facility. This would not have occurred had we made our discretionary principal payment prior to, as opposed to following, quarter end. We have already received a waiver from the lenders and have taken steps to ensure that we more appropriately monitor compliance with this covenant during this quarter and in the future.

I’d now like to turn the call back to Tom.

Tom Kelly - Epicor - President and CEO

Thank you, Russ. Over the course of our second quarter, I had the opportunity to present at several investor conferences and I was also able to sit down face-to-face with a number of our investors and analysts. Similar to my comments on our Q1 call, I made it clear that Q2 would be my first full quarter to work with this team, as well as my first chance to get a full quarter’s feel for the market opportunities and conditions that may positively or negatively impact our business.

I was very pleased with the team’s execution in Q2. We corrected and in many cases completely turned around the issues within our control that impacted us in Q1. While we thought we had factored in an appropriate level of caution for our Q2 EPS guidance, we fell short as retail license revenues came in below our expectations. I want to reiterate that our ERP vertical had solid performance in Q2 and our outlook for this vertical remains solid for the balance of the year.

I want to spend a few moments going through our execution on each revenue line because I believe Epicor was treated as if it were a broken company after our Q1 results and clearly it’s not. Maintenance, our largest and most profitable business, was solid across the board hitting new record revenues while continuing its best to class retention rates of 94%. We also won back 177 customers to maintenance contracts during the quarter, which are expected to generate $3.5 million and highly profitable maintenance revenue on an annual basis. We are well on our way to driving recurring maintenance revenue streams in excess of $200 million for the year and this is an incredibly valuable franchise.

Consulting, which was significantly lower in Q1 than our expectations or historical performance, came back with execution that exceeded our near-term goal. High utilization rates drove strong revenues and powered gross margins in excess of 20%. Our backlog in the consulting business is strong and we expect to exceed $160 million in consulting revenues for the year. We believe our Q2 consulting margin improvement is sustainable and consulting is tasked with driving additional improvements over the balance of 2008. Hardware was in line with our expectations and gross margins returned to more historic rates of single high digits.

So, turning to license revenues, while we do not break out specific license performance other than the total license revenue, I want to provide some additional directional color to highlight the significant improvements we made over Q1. For our ERP solution offerings, our product sales in the Americas and international regions demonstrated sequential license growth of more than 25% and 50%, respectively.

As in Q1, Americas once again delivered solid performance. International also had a solid quarter bouncing back from Q1 as our international sales teams are becoming more tenured and we continue to extend our America-based sales processes into our international regions. Additionally, we saw strong uptake in our senior living solutions businesses internationally and on our first Americas senior living solutions sale. We believe that this market offers excellent opportunity for Epicor around the world.

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Jul. 24. 2008 / 5:00PM ET, EPIC - Q2 2008 Epicor Software Earnings Conference Call

Our ERP license performance was within our expected range, and we are pleased to see our customers continue to spend and allocating dollars to ERP solutions. ERP implementations remain at the top of the Company’s must-do IT projects as evidenced by the fact that we added a significant number of new name customers, more than 150 in total in Q2. We have not seen a change to the competitive environment, nor have we seen deals disappearing for lack of funding.

While our ERP pipelines remain strong, we continue to see some lengthening of the ERP cycles as we’ve talked to you in the past. This is in due part to some of the larger deals we are tracking, but is also due to some customers deciding to implement projects on a stage basis where they initially purchase and rollout smaller parts of their total solution.

Of note, our further outline pipelines have increased even more significantly, which we believe indicates that opportunities are not disappearing and at some point we expect to see a release of what we believe is pent up demand. At this point in time we are maintaining, though prudently, a cautious outlook and continue to expect single-digit year-over-year ERP license growth for the second half of 2008.

Turning to our retail business, sales of our retail solutions did improve sequentially over Q1, which was our primary objective as we left Q1, which we believe also reflected in the market digesting and beginning to embrace our combined company product strategy. However, compared to our expectations, our retail performance was below the levels that we had anticipated or expect. We believe that the Q2 shortfall was in due part to conditions within our control, and we have taken immediate actions to address them.

As we’ve stated in the past, we’ve been vigilant in looking at any macroeconomic impact on our retail business. While we did not see signs of impact throughout the bulk of the quarter, towards the end of Q2, we experienced retail sales push and sales cycles lengthening. Additionally, some retailers appear to be pulling back on near-term implementations of full-scale projects and rolling out portions of them. The competitive environment hasn’t changed and our retail pipelines look good as retailers are embracing the ability to have an end-to-end solution from a single provider.

However, we also believe retailers are being somewhat more cautious in the timing of their spending decisions, which has had a more significant impact on our retail business since deal sizes are considerably larger than an ERP. And more importantly, because we believe the economic conditions that we are now seeing evidenced are manifesting themselves in the retail business more so than in the manufacturing sector.

To address these conditions that are outside of our control, we have made adjustments to our near-term retail sales focus. In addition to some organizational changes we made, we believe there is a good market for solution that offer retailers a very quick ROI such as Epicor’s sales audit and enterprise selling solutions, both of which have very rapid payback schemes for all our customers. Additionally, we are tailoring our full suite retail offerings to provide more efficient delivery of express or packaged full service retail solutions. Market and customer feedback indicates that the retailers are spending on these types of projects. As such, we expect to continue to see sequential retail license revenue growth through 2008. Although we have reduced our financial expectations to reflect a more cautious approach, we still expect this retail business to grow throughout the year. We also anticipate that our performance and our execution will continue to strengthen during the same period.

We will continue to keep a close eye on the retail markets and business to ensure we are taking the right steps to efficiently and profitably grow this business. I believe the longer term benefits Epicor has attained in terms of market share leadership, technology advantage, and the synergies and efficiencies realized when combining Epicor retail on NSB will far outweigh any short-term macroeconomic challenges. We are continuing to invest in our combined product strategy to ensure that its confidence returns to the retail market. We are in the best position to capitalize on our market leadership.

Before I talk briefly about our cost structure, I do want to mention that if I look at our second half guidance and compare that to the second half of 2007, we are seeing significant — we’re anticipating significant second-half year-on-year growth. In revenues, we’re anticipating second half growth year-on-year anywhere between 30% to 35%. In NLR, we’re expecting a second-half growth of anywhere between 7% and 23%, all based on our guidance, and in EPS, we’re anticipating anywhere from a low of 6% to 22% over our second-half numbers of 2007, hardly a condition that would indicate that Epicor does not have many things to be optimistic about and look forward to in its growth.

In addition to addressing the issues that impacted the Q1 and driving significant improvements in each revenue line, we’ve also taken some steps towards optimizing our cost structures. Epicor has gone through significant change in the first half of 2008 and in many ways this is shaping up to be a transitional year. We have made major changes on our executive management team and have refocused the responsibilities of other members. We have integrated a large acquisition and our annual revenues will exceed a half a billion dollars for the first time, and we are preparing for and investing in the launch of an exciting new product, Epicor 9, which we expect will provide excellent growth opportunities across all our business lines in 2009 and beyond.

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Jul. 24. 2008 / 5:00PM ET, EPIC - Q2 2008 Epicor Software Earnings Conference Call

We have continued to flatten or organizational structure, which is in line with my management philosophy, and should also enable Epicor to benefit from being a more nimble and flexible organization that can more rapidly identify and respond to opportunities and/or challenges in our markets. Our senior VPs of international and Americas sales now report directly to me, effectively removing two layers from the organizational structure that existed a year ago.

Laurie Klaus has moved to lead worldwide consulting and his building on the initiatives put in at the end of Q1. She and her team have also identified additional areas for improvement and efficiencies and as evidenced in our Q2 results are rapidly driving some of the operating leverage the consulting business has been expecting for more than a year. Additionally, our consulting and sales organizations have become intimately linked and in the joint pursuit of maximizing Epicor’s revenue opportunity from every customer. We have not optimized these synergies in the past and this is the working relationship I believe must exist for Epicor to accelerate our top and bottom line growth rates in the future. Lori’s background in sales and her current role in consulting give us the best opportunity from a senior management standpoint to meld these two organizations more closely together.

While I do not plan to go into further specifics at this time, I want to assure you that we continue to review our cost structure to ensure that we will drive operating margin increases throughout the remainder of the year. None of the measures we have taken or expect to take will impede our initiatives for sales growth or our development efforts. In fact, we are making additional investments ahead of our launch of Epicor 9 to help ensure we bring a wide-reaching and very powerful product to market later this year, which we believe will raise Epicor’s profile even further in the ERP space.

We started 2008 slowly, but in Q2 we demonstrated significant improvements across all financial metrics, and as I indicated earlier, the second-half guidance still provides for a very substantial growth opportunities for Epicor in the second half. I am confident that we have the right team in place with the appropriate focus to ensure we continue this momentum throughout the remainder of the year.

Prior to opening up the call for questions, I want to provide a brief update on our CFO search and our analyst day. We are well underway with the search and we have a very impressive initial candidate list, which includes internal candidates, as well as seasoned technology CFOs. I’ve been meeting with the candidates, and while I’m optimistic that we will wrap up the search soon, the important thing is to ensure we seek the right person. As evidenced by their excellent work this quarter, we have a strong financial team led by Russ Clark here with me today in the Americas and our Senior VP of International Finance, John Brims and we do not expect to miss a beat over the course of the search.

In terms of our analyst day, we have known from the beginning that the summer period and the earnings seasons presented some scheduling conflicts broadly across our folks that we were targeting to bring in. While we had a reasonable and fairly decent response on that, we have had some recent changes to the schedule in some parts, which have resulted in some people having to substitute other people in attendance and in some cases had to cancel. We looked at this and decided that we would respond to requests that we have had for a number of years here and have decided to remove this analyst day and reschedule it from the summer to our Perspectives customer conference in October. It’s a conference where we gather in several thousand of our customers and it is always one of the highlights of the year. We will be having a simultaneous or a parallel analyst track going on for industry analysts, and we think this will allow us to integrate these two programs together to give a more robust and comprehensive view of our product suite and the opportunities that we think Epicor has in front of them.

So, we’ll give you more details on that. The conference will be held in Las Vegas in October and we just believe it will be a much better product for all of you to attend. We apologize for any inconvenience. Operator, we’re ready to take questions.

QUESTION AND ANSWER

Operator

Thank you. (OPERATOR INSTRUCTIONS). And we’ll pause for just a moment to assemble the roster. (OPERATOR INSTRUCTIONS). And we’ll take our first question from Mark Murphy, Piper Jaffray.

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Jul. 24. 2008 / 5:00PM ET, EPIC - Q2 2008 Epicor Software Earnings Conference Call

Mark Murphy - Piper Jaffray - Analyst

Thank you. I was wondering if there was any way you could estimate the NSB revenue contributions in the second quarter across the line items “license,” “consulting,” “maintenance,” and “other”?

Russ Clark - Epicor - SVP Finance and Principal Accounting Officer

Yeah, we haven’t typically broken out NSB-related revenues, and we’re not planning on doing that.

Mark Murphy - Piper Jaffray - Analyst

And when you refer to the softness that you saw in the retail segment, can you help us understand - I mean, was there a significant, you know, shortfall there relative to the plan on the NSB side?

Tom Kelly - Epicor - President and CEO

Yeah. Well, absolutely. That which made us miss our—you know, come in below our guidance was clearly a result of the NS—of our retail business. I don’t really separate—we don’t look at NSB and CRS separately because we have integrated those product strategies together now, and we are in fact in front of customers with that integrated product offering.

What we did see, and as it is in the ERP business, there is in fact a heavy concentration of deal closing that occurs at the end of the quarter. So when you start, your first opportunity to see things and analyze, you know, why something’s sliding occurs at that time. And we started to see for the first time certain projects were slid or postponed, quite frankly, as a result of economic, you know, what we consider just general cautiousness in the market.

We’ve had some that slid. We had one that slid out of the last quarter that has closed already this quarter, so some are sliding and others have slid and are postponed on that area. So, you know, that is the—and so I don’t know that I’m going to—I can’t really select the NSB or CRS sides because we’ve integrated together.

Now, as a follow up, which may not be directly in line with your question, we did—I mentioned in my call that we are focusing—we’re putting a little more emphasis on some of our products at the second half here that have a much easier ROI proposition to customers, ones that they can see a much more rapid payback.

One of those products, Sales Audit, allows people to drive down the organizational costs in their companies to implement audit techniques for checking, you know, transaction records and all that, something that is a core part of the retail financial process. And the other one is enterprise selling, which allows for more broad inventory management between locations—retail locations to get product availability to customers.

These are things that customers have a—you know, quite frankly, a more keen interest in right now, and we’re seeing a much shorter sales cycle for these and a much greater demand, so we’ll put a little bit more emphasis on that in the second half of this year.

Mark Murphy - Piper Jaffray - Analyst

Yeah, thank you. I also wanted to go back to a comment I believe you made—I believe you were referring to the maintenance revenue line, and you mentioned a $200 million target. Are you implying—was the comment that that is the current run rate, or are you saying that you believe you can hit that target in 2008?

Tom Kelly - Epicor - President and CEO

Well, I think that we will hit that target. Our target is to hit that target in 2008.

Mark Murphy - Piper Jaffray - Analyst

Okay, so we’re looking for big sequential increases in maintenance revenue in the back half of the year, then.

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Jul. 24. 2008 / 5:00PM ET, EPIC - Q2 2008 Epicor Software Earnings Conference Call

Russ Clark - Epicor - SVP Finance and Principal Accounting Officer

Yeah, I don’t know that that’s a big sequential. If you look at Q2 results and add back some of the non-GAAP revenues, we’re just shy of $50 million already, so it’s not really a big sequential increase.

Mark Murphy - Piper Jaffray - Analyst

Okay. And then could you also help us out—or could you remind us, historically how has the business performed immediately prior to the release of a new product version?

Tom Kelly - Epicor - President and CEO

I don’t have any specific—we do not expect any significant downturn in business if you’re referring to do we anticipate deferrals of purchasing decisions. But as people will wait Epicor 9, we don’t anticipate that.

Mark Murphy - Piper Jaffray - Analyst

Thank you.

Operator

We’ll move to our next question. That will come from Richard Davis, Needham & Company.

Richard Davis - Needham & Company - Analyst

Do you see any slowdown at all in the manufacturing side in Europe? Because what we’re hearing is Europe, certainly on the economy side, is decelerating, and in terms of companies not stopping spending but doing kind of the same thing that occurred in the United States, which is going ahead with projects but, in some cases, taking small deal chunks initially

Tom Kelly - Epicor - President and CEO

You know, we have—our pipelines are pretty strong in Europe right now, but we have two things going on. First of all, we’re making some significant improvements in our immediate organization, everything from, you know, how we’re running the operation to some of the—some tactical lead generation programs that have been very effective historically in North America—in the Americas that have not been able to be exported to Europe. So we have things going on simultaneously that may well be assisting us as we’re implementing these.

There is no question when we talk about—I think it’s important, I think, we maybe look at Americas and international together as I answer that. Where we see the most evidence of economic showdown in manufacturing—and I really hesitate to say that, because our pipelines are strong right now and our—you know, kind of our forecasts are still reflecting a lot of strength in the—both Americas and international.

But the smaller the deal size, the more it seems to be impacted. That seems to be our—not impacted, but that’s where we see the lessening of the sales cycle, because it’s the smaller operations, the ones with the $50 million a year businesses, $30 million, $40 million, you know, to $75 million—the larger the businesses and the divisions of the larger companies, they appear to have targeted these implementations and are going forward with it. That just is the realities of what we’re seeing in our detailed pipeline. And we just had a strategic review here in the last two days with our Board, and we went through that in detail.

So if I look at EMEA, there’s no question you see some of the same dynamics with the, you know, what I call more closely held operations. But the larger operations, which still represents a—you know, we do an awful lot of business with the divisions of larger enterprises. That seems to be—doesn’t appear to be showing any evidence of it right now.

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Jul. 24. 2008 / 5:00PM ET, EPIC - Q2 2008 Epicor Software Earnings Conference Call

Richard Davis - Needham & Company - Analyst

Got it. Okay, thank you.

Operator

Next, from Jefferies & Company, we’ll hear from Horatio Zambrano.

Horatio Zambrano - Jefferies & Company - Analyst

Hi, thanks. I’m on for Ross MacMillan. I guess just if you could give us a little bit more color on the covenant [miss] and sort of what led to that this quarter. I assume you have some familiarity with your terms on that. Can you color that?

Tom Kelly - Epicor - President and CEO

Well, did you want to—it came down to, quite frankly, estimating the covenant calculation incorrectly, and a very nominal event that we could have done towards the end of the quarter would have put us in compliance. It was a—I mean, nominal when I say that, something substantially less than what was already planned for our $5 million discretionary payment that was targeted to occur in the first part of the second quarter.

It was viewed as a very minor technical event, and when we informed our lender group about it, it was unanimously and rapidly waived. It was a very quick, short and non-eventful process. Nonetheless, it was one that we don’t think should have occurred, and will not occur going forward.

Horatio Zambrano - Jefferies & Company - Analyst

Okay. And I guess you just talked about manufacturing sort of from a U.S. and European standpoint. I just wanted to drill a little bit closer, a little bit deeper into the retail weakness. I think last quarter, if I’m not mistaken, there was some big deals out of Europe in retail that had slid out of the quarter. I’m just wondering if you’re—on the retail side if you comment, across the Atlantic and on the U.S. side, where more of that weakness is happening.

Tom Kelly - Epicor - President and CEO

Last quarter, when we talked about those things that slid out of the quarter, we were talking about ERP business in EMEA.

Horatio Zambrano - Jefferies & Company - Analyst

Okay.

Tom Kelly - Epicor - President and CEO

And so it was not really retail. But in terms of—we have not historically broken out our retail business. We have a—we are just really launching—we’re starting to launch our retail efforts internationally. Our retail efforts—one of the benefits that we hope to get out—that we had always anticipated that would come out of merging NSB in with Epicor retail was to utilize the NSB product suite and introduce that into our channels. That will take a little—that is a process that takes a little bit longer than the initial integration because we have to get transfers of knowledge, people, we have to get our consulting capabilities outside the U.S., and so we have a variety of what I call tactical events.

That being said, we do have retail business in our pipeline internationally, and it is tracking. Now, in terms of the slides, we are seen, as I said—both slides in retail—mostly slides. We have not seen to date any cancellations of projects, but, you know, when somebody postpones one, that clearly is an indication that they’re thinking about it. We have seen the most evidence of that occurring what I call at the retailers that are selling more price-competitive products. I know—it is the retailers that are addressing broad, low-end—the dollar stores would be a good example. The dollar stores selling lower end or more price-competitive goods and products to the consumer. That’s where we’ve seen most of the postponements coming.

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Jul. 24. 2008 / 5:00PM ET, EPIC - Q2 2008 Epicor Software Earnings Conference Call

Horatio Zambrano - Jefferies & Company - Analyst

Okay, thank you.

Operator

Next we’ll hear from Steve Koenig with KeyBanc Capital Markets.

Steve Koenig - KeyBanc Capital Markets - Analyst

Hi. Thank you. Tom, I’m wondering—you referred to retail issues that were in your control that you had taken actions to address. What issues were those?

Tom Kelly - Epicor - President and CEO

We just determined that we could get better leadership in our sales organization, very simply. And so I—to tell you what we did is we took a senior executive out of the Epicor sales, very—one of our top sales executives inside the ERP business. We’ve combined—we’ve taken him in to run the sales organization in the retail organization.

The benefits that that brings is he is incredibly—he’s very, very focused on the process, what I call the detail close process, and providing and generating consistency in sales techniques and sales presentations, sales process, engagement with customers. He is a very fast learner. He came up through the technical ranks originally and ended up being one of our best sales execs. And so we think that combining him with David Henning, who will bring him up to speed very rapidly—David being the general manager—that he will become a—you know, he’ll strengthen that team dramatically.

We’ve also taken and started to implement what we call our BDR process in the sales organ—in retail. BDR is our business development reps. It’s our core kind of boot camp into the sales organization of Epicor. It’s where we bring in our recent grads. They work in terms of lead qualification and early front-end selling, and then they end up being a tremendous—you know, it’s our minor leagues for moving them into our various other sales, marketing and solution engineering positions throughout the Company.

Aaron was the sales executive—now running retail sales—was one of the key originators in that BDR process, and he will be in fact helping accelerate the implementation of the BDR process inside of retail.

So those are probably the two most significant changes we’ve made. And one was where we believed that we could improve kind of a player-for-player opportunity, and the other one was where we thought that we had some key process capabilities, sales processes inside Epicor that we could migrate into our retail.

Steve Koenig - KeyBanc Capital Markets - Analyst

And Tom, for that retail sales organization, you know, now that they’re probably significantly behind plan, how do you motivate them not to throw in the towel this year? How do you get them back on track? And, you know, are you anticipating, you know, sales specs or comp plan changes? And to a lesser extent, the same question for ERP as well, since the Q1 miss was fairly large.

Tom Kelly - Epicor - President and CEO

You know, I guess as a CEO and a manager, I’m not going to outline my sales incentive plans to my competition nor to my sales force, other than to say to my sales force who is listening that we are making sure that they have every opportunity to perform well this year and have great opportunities, and we’re conscious of those kinds of events. We’re conscious of it, and we’re very, very aware of the fact that they are in the business of making money the same way we’re in the business of generating earnings as well, and so we will be paying attention to that.

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FINAL TRANSCRIPT

Jul. 24. 2008 / 5:00PM ET, EPIC - Q2 2008 Epicor Software Earnings Conference Call

Steve Koenig - KeyBanc Capital Markets - Analyst

Okay, thanks.

Operator

Next we’ll hear from Abhey Lamba, UBS.

Abhey Lamba - UBS Investment Bank - Analyst

It’s actually (unintelligible) for Abhey. I’m just wondering, you mentioned that you had one deal that slipped from the first quarter into the second quarter. I was wondering is that the only deal? And are you seeing any deals slip into the second half, and what’s the likelihood of those deals closing?

Tom Kelly - Epicor - President and CEO

Tell me—I missed some—are you talking about deals between Q—first quarter to second quarter or second quarter to third quarter? I wasn’t sure what you—.

Abhey Lamba - UBS Investment Bank - Analyst

Correct me if I’m wrong. I thought earlier you had mentioned that one deal had slipped out of the first quarter into the second quarter.

Tom Kelly - Epicor - President and CEO

Well, that—the first quarter, we had multiple deals internationally that we discussed that slipped out of the first quarter. But now, on the second quarter, when I was talking about retail, I think the only deal slippage I referred to is that we did have a retail—we had two kinds of things occur in the retail side. We had certain deals that were postponed and certain deals that slipped, and the ones that slipped, of the—we still expect to close business and have a strong sequential increase from Q2 to Q3 in retail. We actually have already closed one of the deals in retail that slipped from Q2 to Q3, so that has occurred already.

So this is a little bit of—I guess the message here in the retail area is that it’s a little bit of an unpredictable market right now. We’re applying a much greater and higher level of attention to our sales process. We are going to hone and get our skill sets down there, and our sales process and our pipeline generation, we’re going to improve all these things. And at the same time, you know, we do have to acknowledge that we do have some macro economic events that are affecting us, but we do not see a change in the competitive environment. We don’t see that we’re losing deals. We don’t see them going away. It just means that we’re going to be lengthening sales cycles, and thus, you’ve seen us reflect some of that in our guidance going forward.

Abhey Lamba - UBS Investment Bank - Analyst

Thank you.

Operator

Next we’ll hear from David Cohen with Midwood.

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FINAL TRANSCRIPT

Jul. 24. 2008 / 5:00PM ET, EPIC - Q2 2008 Epicor Software Earnings Conference Call

David Cohen - Midwood Capital - Analyst

Hi. I think in his comments—Russ, did you draw some comparison from a cost perspective, and just if you could reiterate that? And secondly, I’m wondering if sort of the current run rate is sort of what we could expect from a fixed cost standpoint other than, say, you know, Epicor 9 is (unintelligible) for the rest of the year.

Russ Clark - Epicor - SVP Finance and Principal Accounting Officer

Yeah. I mean, as I mentioned, overall our adjusted EBITDA margins—we’re expecting some improvement Q3 over Q2 and then again in Q4. So overall from a cost perspective, looking for some EBITDA margin improvement, and from an operating expense perspective as well.

David Cohen - Midwood Capital - Analyst

Has NSB been fully integrated in terms of any cost actions you plan to take at the closing?

Russ Clark - Epicor - SVP Finance and Principal Accounting Officer

It has been fully integrated. You know, NSB is no different than the rest of the business, as Tom mentioned earlier, that we continue to look for areas to improve costs and efficiencies.

Tom Kelly - Epicor - President and CEO

But it has been fully integrated.

David Cohen - Midwood Capital - Analyst

Okay.

Operator

Next we’ll hear from Richard Baldry, Canaccord Adams.

Richard Baldry - Canaccord Adams - Analyst

Thanks. It looks like there is, you know, sort of a token buyback in the quarter of about $1 million to $1.5 million versus your, you know, significant cash generation in the quarter and cash balances. Maybe could you talk about whether there’s sort of a discernable strategy on the buybacks or what magnitude of something you could do to bolster shareholder value on the pullback? Thanks.

Tom Kelly - Epicor - President and CEO

We look at the cash—our cash buyback consistently, and right now we believe that the strategy we’re employing is the correct one. The Board did approve up to $50 million worth of buyback, but we have bought back some—you know, not a tremendous amount, but we have bought back about 160,000 shares at this point in time, and we’ll continue to watch the market. So that’s all—you know, we’re not likely to telegraph any more detail than that in how we approach this.

Operator

Mr. Baldry, was there anything further?

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FINAL TRANSCRIPT

Jul. 24. 2008 / 5:00PM ET, EPIC - Q2 2008 Epicor Software Earnings Conference Call

Richard Baldry - Canaccord Adams - Analyst

No. Thanks.

Operator

We have time for one final question. That will come from Horatio Zambrano, Jefferies & Company.

Horatio Zambrano - Jefferies & Company - Analyst

Hi, just had a follow-up here. I guess in bringing in your guidance for the year, I just wanted to get an idea of what your—what sort of assumptions you put into your pipeline, your close rates, if you—I know you described the pipeline when you first came onboard. Did you look at it again and change anything in your assumptions for the back half of this year?

Tom Kelly - Epicor - President and CEO

Horatio, I think what you’re seeing is you’re seeing now—you know, I’ve had a full quarter now under there, and then, remember, when that last one went through, I was roughly the CEO for 45 days in the first quarter and we went through it. I have a whole lot more confidence as I go through the process this time around in looking at it, so I factored in a little more the macro. I factored in the pipelines. I do believe I—since the time that we have met, I’ve had a chance to do—you know, I’ve been in front of customers. I can’t tell you the number of customers I’ve met with because I’ve lost track. I’ve been around the world. I’ve been in front of 1,750 of our 3,100 employees. And I have a much better feel for the players and the Company as I sit here today before, as well as the general conditions in the market.

We have looked at the pipelines, and we’ve looked at some of the conditions we’re dealing with in retail. I am nonetheless very—we’ve created a guidance that gives us—I know you’ll all see it’s a broader range than you’re probably used to being dealt with. That is just likely to reflect, and that may well be a pattern that we will keep. It doesn’t necessarily reflect the conditions I’m dealing with today. You should probably expect to see broader ranges from Epicor from this point forward.

And—but I am—I feel much stronger about my understanding of how I came about this pipeline—I should say came about this guidance today—than obviously I did, you know, 90 days ago. And I’m—you know, we consider the second half to be an opportunistic period for this Company. I indicated in my comments that if you look at year-on-year growth, our second half year-on-year has some very good growth opportunities, and I think our underlying pipelines are there to support it.

I think where we have weakness opportunities, we also have corresponding strength opportunities, so I believe that that’s one of the benefits that this integrated business allows us to bring.

Horatio Zambrano - Jefferies & Company - Analyst

Thank you.

Operator

That does conclude today’s question-and-answer session. Mr. Kelly, I’d like to turn the conference back over to you for any additional or closing comments.

Tom Kelly - Epicor - President and CEO

Well, great. Thank you, operator. I guess in closing I want to turn my attention to our two most important constituencies, to any that may be listening or may listen to this on delayed tape, to our customers and our employees. I want to thank our customers for their commitment to Epicor and their confidence in our solutions running their businesses throughout the world. Our employees around the world worked especially hard this quarter to ensure we were able to deliver on our commitments, and we have an incredible team that does an excellent job for Epicor and our

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FINAL TRANSCRIPT

Jul. 24. 2008 / 5:00PM ET, EPIC - Q2 2008 Epicor Software Earnings Conference Call

customers each and every day. Their dedication continues to be reflected in our growing customer satisfaction rates and industry-leading customer retention. Thank you to our customers, thank you to our employees. We are very happy to have you on our team. Thanks very much, and thank you for joining this call today.

Operator

That does conclude today’s conference, so thank you all for joining us.

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